Exhibit 99.1

For Release: 10:45 a.m. EST

June 1, 2011

May U.S. Retail Sales Rise 9 Percent on Demand

for Fuel-Efficient Vehicles

•	Chevrolet Cruze retail sales surge 150 percent

•	Combined GMC Terrain, Chevrolet Equinox retail sales rise 58 percent

•	Buick and GMC retail sales rise for 20th successive month

•	Cadillac retail sales up 16th month in a row; Chevrolet’s up for 9th consecutive month

DETROIT – General Motors dealers in the United States reported 221,192 total sales in May, including a 9 percent increase in retail sales compared to May 2010. Retail sales for GM’s brands were again propelled by the company’s lineup of fuel-efficient passenger cars and crossovers. Total sales declined 1 percent on lower fleet volume.

For the month, Chevrolet Cruze had its best retail sales since its launch as Chevrolet dealers reported 18,996 retail deliveries. The GMC Terrain and Chevrolet Equinox, GM’s compact crossovers, saw a combined retail sales increase of 58 percent during the month. Passenger car and crossover retail sales also rose substantially, up 32 percent and 17 percent, respectively.

“Customers continue to demand better fuel economy and our commitment to produce high-quality, fuel-efficient vehicles is paying off,” said Don Johnson, vice president, U.S. Sales Operations. “We expect that fuel prices will continue to be volatile and we’re prepared to continue meeting the needs of an ever-changing market.”

Compared to last year, May fleet sales were 16 percent lower as rental volumes declined 21 percent. Deliveries to commercial accounts rose 19 percent – the 14th consecutive month of commercial sales gains.

GM’s Newest Vehicles Retail Sales Increase 65 Percent in May

Combined retail sales for vehicles launched since June 2009 – Chevrolet Equinox, Silverado HD, Cruze, Camaro Convertible and Volt; Buick LaCrosse and Regal; GMC Sierra HD and Terrain; and Cadillac SRX, CTS Wagon and CTS Coupe – jumped 65 percent during May and are up 74 percent for 2011.

Passenger Cars

During the month, total sales of GM passenger cars increased 13 percent. Retail sales of passenger cars rose 32 percent on the continuing strength of the Cruze, which was up 150 percent compared to the Chevrolet Cobalt it replaced. Also contributing to the gain were solid retail sales for the Buick Regal and an increase of 28 percent in retail sales for the Cadillac CTS.

“The Cruze, Regal and CTS Coupe are attracting new customers to GM,” Johnson said. “These vehicles are a strong reason why we’re gaining share in key states like California, New York and Florida so far this year.”

Crossovers

Total crossover sales declined 1 percent, while retail sales were up 17 percent compared to last year’s May. GM’s crossover retail sales were the highest ever for the month of May and were driven by a 58-percent increase in combined retail sales for the 32 mile-per-gallon highway rated Equinox and Terrain. Both of GM’s compact crossovers set retail sales records for the month with Equinox retail sales up 62 percent and Terrain’s 48 percent higher than May 2010.

“Customers love the 610 mile range that our compact crossovers provide and they get it without sacrificing capability or style,” Johnson said.

For the year-to-date, retail sales of GM’s crossovers were up 27 percent.

Pickups

Total combined sales of Chevrolet Silverado and Avalanche, and GMC Sierra decreased 14 percent; with retail sales down 17 percent versus a year ago. For the year-to-date, retail sales for GM’s full-size pickups are up 15 percent, while total sales of 212,478 units represent a 13-percent increase compared to the first five months of 2010.

Month-end dealer inventory in the United States stood at about 584,000 units, up about 7,000 units compared to April and about 177,000 higher than May 2010.

Brand Key Facts:

•

Chevrolet: Chevrolet dealers delivered 161,401 total vehicles in May, a 4-percent decrease compared to May 2010. Retail sales for Chevrolet were up 9 percent, for the ninth straight month of retail sales increases for the brand. Cruze retail sales were 150 percent higher than the Chevrolet Cobalt. Equinox retail sales rose 62 percent (read more).

•

Buick: Buick reported 15,579 total sales, a 24-percent increase compared to last year. This includes a 18-percent increase in year-over-year retail sales, led by demand for the all-new Regal, which is attracting large numbers of non-GM owners to the brand. May was the 20th consecutive month of year-over-year total and retail sales gains for the brand (read more).

•

GMC: GMC reported total sales of 32,589, an 8-percent increase compared to the same month last year. Retail sales rose 5 percent for the brand on strong demand for the Terrain (up 48 percent) and the Acadia (up 19 percent). May also marked the 20th consecutive month of year-over-year total and retail sales increases for the brand (read more).

•

Cadillac: Cadillac reported total sales of 11,623 for May, a 6-percent decrease versus last May, with retail sales increasing 8 percent. May was the 16th consecutive month of year-over-year retail sales gains. CTS retail sales continued to set the pace, rising 28 percent, driven by strong demand for the CTS Coupe (read more).

•

Fleet sales for GM’s four brands were 70,139 for the month, a 16-percent decrease for the month. Sales to commercial customers increased 19 percent – the 14th consecutive month of commercial fleet sales gains. Fleet accounted for 32 percent of GM total sales during the month – lower than the 37 percent fleet mix in May 2010.

About General Motors – General Motors (NYSE: GM, TSX: GMM), one of the world’s largest automakers, traces its roots back to 1908. With its global headquarters in Detroit, GM employs 202,000 people in every major region of the world and does business in more than 120 countries. GM and its strategic partners produce cars and trucks in 30 countries, and sell and service these vehicles through the following brands: Baojun, Buick, Cadillac, Chevrolet, GMC, Daewoo, Holden, Isuzu, Jiefang, Opel, Vauxhall, and Wuling. GM’s largest national market is China, followed by the United States, Brazil, the United Kingdom, Germany, Canada, and Italy. GM’s OnStar subsidiary is the industry leader in vehicle safety, security and information services. More information on the new General Motors can be found at www.gm.com.

###

CONTACT:

Tom Henderson

tom.e.henderson@gm.com

313-410-2704

For Release June 1, 2011, 10:45 a.m. EDT

Four-Cylinder Engines Power Chevrolet to Retail Gains

More than half of brand’s May sales are fuel-efficient models

DETROIT – Chevrolet retail sales increased for the ninth-consecutive month in May, as retail sales climbed 9 percent compared to the same month a year ago. In addition, more than half of Chevy retail sales in May were four-cylinder models – double the rate five years ago – driven by consumer demand for Cruze, Malibu, and Equinox.

For the first five months of 2011, Chevrolet retail sales are up 28 percent over 2010.

“Our retail sales gains, and shift to four-cylinder models, show that Chevrolet is successfully meeting consumers’ demands for fuel-efficient transportation,” said Alan Batey, U.S. vice president, Chevrolet Sales and Service. “We think Chevy’s combination of economy, performance, and style will continue to resonate with today’s customers – no matter what the price of gas.”

The Cruze compact sedan recorded its best retail sales month ever, up 150 percent in May over Chevrolet Cobalt sales a year ago. In May, 15 percent of retail sales were the Cruze Eco model, which delivers 42 mpg highway with the Ecotec 1.4L engine and manual transmission. For 2011 calendar year to date, Cruze sales have increased nearly threefold over the Cobalt.

Retail sales for the Chevrolet Equinox crossover, which delivers up to 32 mpg highway with the Ecotec 2.4L engine, climbed 62 percent in May. Equinox retail sales are up 52 percent gain for the 2011 calendar year to date.

Retail sales for the Chevrolet Malibu midsize sedan, which delivers 33 mpg highway with the Ecotec 2.4L engine, climbed 3 percent in May. Year to date, Malibu sales are 4 percent higher than in 2010, which was the best retail sales year for Malibu since 2000.

Founded in Detroit in 1911, Chevrolet celebrates its centennial as a global automotive brand with annual sales of about 4.25 million vehicles in more than 120 countries. Chevrolet provides consumers with fuel-efficient, safe and reliable vehicles that deliver high quality, expressive design, spirited performance and value. The Chevrolet portfolio includes iconic performance cars such as Corvette and Camaro; dependable, long-lasting pickups and SUVs such as Silverado and Suburban; and award-winning passenger cars and crossovers such as Spark, Cruze, Malibu, Equinox and Traverse. Chevrolet also offers “gas-friendly to gas-free” solutions including Cruze Eco and Volt. Cruze Eco offers 42 mpg highway while Volt offers 35 miles of electric, gasoline-free driving and an additional 344 miles of extended range. Most new Chevrolet models offer OnStar safety, security and convenience technologies including OnStar Hands-Free Calling, Automatic Crash Response and Stolen Vehicle Slowdown. More information regarding Chevrolet models can be found at www.chevrolet.com.

###

Buick Achieves 20th Straight Month of Retail Sales Gains

Demand for fuel-efficient luxury cars and crossovers drives brand’s momentum in May

DETROIT – Buick achieved its 20th consecutive month of retail sales gains in May, growing 18 percent year over year with total sales up 24 percent. The brand’s retail sales also have increased 39 percent and its total sales are up 38 percent for the first five months of the year, with significant gains in Miami, New York and Atlanta.

“Increasing demand for fuel-efficient luxury cars and crossovers has made Buick the fastest-growing major automotive brand in the United States,” said Brian Sweeney, U.S. vice president of Buick & GMC Sales and Service. “We expect Buick’s momentum to continue as we bring more new models to our showrooms throughout the year.”

The fuel-efficient LaCrosse with eAssist arrives this summer and the all-new Verano luxury compact goes into production this fall.

Among the key factors in Buick’s sales success is the Regal sport sedan, which went on sale last May. MSNBC recently ranked Regal among its 10 most-improved vehicles of 2011, praising “the sleek, racy new Regal” as looking “like nothing that would have graced a Buick showroom just a few years ago.”

Regal commands one of the highest conquest rates among Buick vehicles, with 46 percent of buyers coming from a non-GM brand and 22 percent of those customers trading in imports, which has helped Buick gain share in key markets like New York and Florida.

Fueling interest in the sport sedan is the increased availability of the all-new Regal Turbo, which accounted for a third of Regal’s retail sales in May. The turbo’s 2.0-liter direct-injection four-cylinder engine delivers better horsepower and torque than the Acura TSX, and with its manual six-speed transmission, it also delivers better fuel economy, with an EPA-rated 32 mpg highway.

“Regal Turbo is an all-around sharp-looking car,” said Jason Duran of Atlanta, who recently purchased one. The 39-year-old vice president and general manager of the Alpharetta Family Skate Center said he fell in love with Regal Turbo when the Carl Black Buick dealership displayed the car at the sports and fitness facility.

“I’d considered BMW and Infiniti, but Regal Turbo really impressed me,” Duran added. “I love the sleek look. It accelerates and handles like a sports car, and it’s very comfortable and roomy. It was an easy decision to make.”

The Regal lineup will grow in the second half of the year with the introduction of the performance oriented 2012 Regal GS and fuel efficient 2012 Regal eAssist™.

The eAssist “light electrification” system coming to Regal later this year will debut on the LaCrosse full-size sedan this summer. The 2012 LaCrosse with eAssist is expected to deliver class-leading highway fuel economy of 37 mpg.

Fuel-efficient crossovers also are in demand, with retail sales of Enclave up 14 percent and total sales up 11 percent, calendar year to date. One reason for the Enclave’s sales success is its fuel economy, 24 mpg highway (2WD), which is better than any eight-passenger crossover, including Acura MDX.

Enclave, a four-time winner of Consumer Digest’s Best Buy award, has the highest conquest sales rate of any Buick, with 49 percent coming from non-GM brands. Approximately 41 percent of all Buick buyers come from non-GM brands and 18 percent come from imports.

About Buick

Buick is a modern luxury brand offering vehicles with sculpted designs, luxurious interiors with thoughtful personal technologies, along with responsive-yet-efficient performance. Buick is the fastest growing major automotive brand in the U.S. and is attracting new customers with its portfolio of award-winning models, including the Enclave crossover, LaCrosse sedan, Regal sport sedan and highly anticipated all-new 2012 Buick Verano compact luxury sedan. Learn more about Buick cars and crossovers at www.buick.com, on Twitter @buick or at www.facebook.com/buick.

# # #

Contact:

Nick Richards

313-720-9541

nick.richards@gm.com

GMC Delivers 20th Straight Month of Retail Sales Gains

Demand for fuel-efficient vehicles attracts new customers to Terrain, Acadia, and Sierra in May

DETROIT – GMC delivered its 20th consecutive month of retail sales gains in May on strong demand for fuel-efficient trucks, crossovers and SUVs, with retail sales are up 5 percent year over year and total sales are up 8 percent. In addition, the brand’s retail and total sales are both up 25 percent calendar year to date, with significant gains in New York, Boston and Phoenix.

“While we’re best known for our professional grade Sierra pickup trucks, more people are discovering how our SUVs and crossovers deliver both utility and fuel efficiency,” said Brian Sweeney, U.S. vice president of Buick & GMC Sales and Service. “As a result, Terrain and Acadia have accounted for 49 percent of the brand’s retail sales for two months running.”

In May, Terrain achieved a 48-percent increase in retail sales and a 42-percent increase in total sales, year over year. The smaller SUV delivers a segment-leading EPA-rated 32 mpg in highway driving.

Acadia retail and total sales rose 19 percent in May. Acadia offers the best highway fuel economy, 24 mpg highway (2WD), of any eight-passenger crossover SUV, including Honda Pilot and Toyota 4Runner.

Acadia and Terrain continue to vie for GMC’s highest conquest rate. More than half of all Acadia and Terrain customers are coming from non-GM brands, which has helped GMC gain share in key high-volume markets including California, New York and Florida.

“I’ve seen more import trade-ins in the past six months than I’ve ever seen in 27 years in the business,” said Christine Alicandro, dealer principal, Marty’s GMC in the Boston area. “We recently had a customer trade in a 2010 Mercedes S550 for an Acadia Denali, which really says something powerful about GMC’s reputation for styling and quality and Denali’s appeal as a luxury brand within GMC.”

Denali is a core brand for GMC, providing a unique blend of professional grade capability along with exclusive styling and premium content. Demand has more than doubled this year, with Denali models accounting for 16 percent of GMC retail sales in May and calendar year to date, compared to 8 percent in 2010.

Interest in GMC is on the rise among consumers in general. At Main Street in Motion, a touring test-drive event that pits GMC against other brands, exit polls revealed that public opinion of GMC improved by 25 percent and purchase consideration improved by 78 percent.

Retail sales of Sierra, which offers best-in-class V8 fuel economy on the Sierra XFE, increased 23 percent in May with total sales up 25 percent for the first five months of the year. Sierra sales were led by its HD models, which were up 22 percent, year over year.

Sales of Yukon, which recently took top honors in the full-size SUV category of AutoPacific’s 15th annual Vehicle Satisfaction Awards, continue to grow in 2011. Yukon/XL’s combined retail sales are up 14 percent calendar year to date and its combined total sales – retail and fleet – are up 9 percent for the same period.

About GMC

GMC has built trucks since 1902, and is one of the industry’s healthiest brands. Today GMC is evolving to offer more fuel-efficient trucks and crossovers, including the Terrain small SUV and Acadia crossover. The new GMC Sierra Heavy Duty pickups are the most capable and powerful trucks in the market. Innovation and engineering excellence are woven into all GMCs, including the Yukon and Yukon XL SUVs and full line of Sierra pickups. Today, GMC is the only manufacturer offering three full-size hybrid trucks. Details on all GMC models are available at www.gmc.com, on Twitter at @thisisgmc or at www.facebook.com/gmc.

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For Release Wednesday, June 1, 2011, 10:45 a.m. EDT

Cadillac U.S. Retail Sales Rise 8 Percent in May

•    16th consecutive month of year-over-year retail sales gains

•    CTS continues strong year-to-year retail growth, up 28 percent

•    Escalade retail sales up 10 percent

DETROIT – Cadillac continued its 16-month run of year-to-year sales gains, reporting U.S. retail sales increased 8 percent in May to 9,832, led by the CTS family of luxury cars and Escalade line of luxury SUVs.

“Cadillac remains a strong, successful brand that is approaching a year-and-a-half run of consecutive retail sales gains,” said Kurt McNeil, vice president of Cadillac Sales and Service. “It’s a testament to our solid product offerings among the CTS, SRX and Escalade brands and our attention to superior customer service.”

The CTS Sedan, Wagon and Coupe posted retail sales of 3,686 units in May for a 28 percent increase compared to the same month last year and year-to-date retail sales of the CTS family are up 75 percent. The CTS family includes the high-performance V-Series models, which this year is competing against top luxury sports cars in the SCCA World Challenge GT racing series.

SRX retail sales also remained strong in May at 3,617 units. SRX has a calendar year-to-date retail sales increase of 22 percent. Since being redesigned for the 2010 model year, the SRX has continued to gain market share and receive high marks from automotive journalists and industry analysts.

Retail sales of the Cadillac Escalade also grew in May to 1,706 units, a 10-percent gain over last year and a 10 percent calendar-year-to-date increase. Escalade remains the top selling luxury SUV brand in the United States.

About Cadillac

Cadillac has been a leading luxury auto brand since 1902. In recent years, Cadillac has engineered a historic renaissance led by artful engineering and advanced technology. More information on Cadillac can be found at media.cadillac.com.

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CONTACT:

Brian Corbett

Cadillac Communications

Mobile 586-612-6569

brian.corbett@cadillac.com

GM U.S. Deliveries for May 2011 - Divisional Brand Level

*S/D Curr: 24	May				(Calendar Year-to-Date) January - May
*S/D Prev: 26	2011	2010	% Chg Volume	%Chg per S/D	2011	2010	%Chg Volume
Vehicle Total	221,192	223,822	-1.2	7.1	1,046,275	885,141	18.2
Brand Total	221,192	222,305	-0.5	7.8	1,046,275	874,749	19.6
Other Brand Total	0	1,517	***.*	***.*	0	10,392	***.*

GM Vehicle Deliveries by Marketing Division
	2011	2010	%Chg Volume	%Chg per S/D	2011	2010	%Chg Volume
Buick Total	15,579	12,582	23.8	34.1	78,731	56,899	38.4
Cadillac Total	11,623	12,328	-5.7	2.1	65,262	52,997	23.1
Chevrolet Total **	161,401	167,235	-3.5	4.6	747,700	641,062	16.6
GMC Total **	32,589	30,160	8.1	17.1	154,582	123,791	24.9
Brand Total	221,192	222,305	-0.5	7.8	1,046,275	874,749	19.6
HUMMER Total	0	1,290	***.*	***.*	0	2,626	***.*
Pontiac Total	0	181	***.*	***.*	0	815	***.*
Saab Total	0	0	***.*	***.*	0	608	***.*
Saturn Total	0	46	***.*	***.*	0	6,343	***.*
Other Brand Total	0	1,517	***.*	***.*	0	10,392	***.*

GM Vehicle Total	221,192	223,822	-1.2	7.1	1,046,275	885,141	18.2

*	Twenty-four selling days for the May period this year and twenty-six for last year.
**	Effective August 2007, GM includes GMC & Chevrolet dealer deliveries of commercial vehicles distributed by American Isuzu Motors, Inc.

Sales Reporting and Data Management	Page 1 of 2

GM U.S. Deliveries for May 2011 by Model

	May				(Calendar Year-to-Date) January - May
	2011	2010	% Chg Volume	%Chg per S/D	2011	2010	%Chg Volume
Selling Days (S/D)	24	26
Enclave	4,323	4,715	-8.3	-0.7	23,998	21,686	10.7
LaCrosse	4,774	5,452	-12.4	-5.1	23,362	25,033	-6.7
Lucerne	2,235	2,265	-1.3	6.9	12,916	10,030	28.8
Regal	4,247	150	***.*	***.*	18,455	150	***.*
Buick Total	15,579	12,582	23.8	34.1	78,731	56,899	38.4

CTS	4,288	3,489	22.9	33.1	22,807	14,892	53.1
DTS	1,496	2,263	-33.9	-28.4	7,859	7,423	5.9
Escalade	1,024	1,332	-23.1	-16.7	5,988	6,506	-8.0
Escalade ESV	612	565	8.3	17.3	3,220	2,781	15.8
Escalade EXT	150	136	10.3	19.5	754	666	13.2
SRX	3,910	4,081	-4.2	3.8	22,249	18,851	18.0
STS	142	441	-67.8	-65.1	2,382	1,736	37.2
XLR	1	21	-95.2	-94.8	3	142	-97.9
Cadillac Total	11,623	12,328	-5.7	2.1	65,262	52,997	23.1

Avalanche	1,246	1,909	-34.7	-29.3	7,051	7,459	-5.5
Aveo	4,538	3,888	16.7	26.4	17,397	14,749	18.0
Camaro	9,451	8,931	5.8	14.6	40,275	38,838	3.7
Caprice	23	0	***.*	***.*	23	0	***.*
Chevy C/T Series	0	3	***.*	***.*	0	7	***.*
Chevy W Series	0	21	***.*	***.*	0	164	***.*
Cobalt	29	16,173	-99.8	-99.8	708	67,253	-98.9
Colorado	2,944	2,535	16.1	25.8	13,104	9,776	34.0
Corvette	1,304	1,428	-8.7	-1.1	5,597	4,950	13.1
Cruze	22,711	0	***.*	***.*	98,076	0	***.*
Equinox	17,587	13,134	33.9	45.1	77,884	55,500	40.3
Express	6,128	6,247	-1.9	6.3	27,158	21,724	25.0
HHR	7,197	10,412	-30.9	-25.1	34,632	32,072	8.0
Impala	16,707	20,623	-19.0	-12.2	87,319	75,040	16.4
Kodiak 4/5 Series	0	149	***.*	***.*	0	791	***.*
Kodiak 6/7/8 Series	0	39	***.*	***.*	0	119	***.*
Malibu	25,600	21,722	17.9	27.7	99,046	87,597	13.1
Silverado-C/K Pickup	28,409	33,690	-15.7	-8.6	150,206	135,788	10.6
Suburban (Chevy)	3,954	5,279	-25.1	-18.9	15,252	18,246	-16.4
Tahoe	5,886	9,397	-37.4	-32.1	28,537	29,881	-4.5
TrailBlazer	0	10	***.*	***.*	11	154	-92.9
Traverse	7,206	11,641	-38.1	-32.9	43,240	40,900	5.7
Uplander	0	4	***.*	***.*	0	54	***.*
Volt	481	0	***.*	***.*	2,184	0	***.*
Chevrolet Total	161,401	167,235	-3.5	4.6	747,700	641,062	16.6

Acadia	6,926	5,823	18.9	28.9	33,526	29,462	13.8
Canyon	566	639	-11.4	-4.0	3,409	2,991	14.0
Envoy	0	6	***.*	***.*	1	57	-98.2
GMC C/T Series	0	4	***.*	***.*	0	49	***.*
GMC W Series	0	39	***.*	***.*	0	245	***.*
Savana	2,826	1,494	89.2	104.9	8,301	5,390	54.0
Sierra	10,753	11,305	-4.9	3.0	55,221	44,167	25.0
Terrain	7,310	5,132	42.4	54.3	34,375	22,512	52.7
Topkick 4/5 Series	0	86	***.*	***.*	0	663	***.*
Topkick 6/7/8 Series	0	71	***.*	***.*	0	218	***.*
Yukon	2,663	2,782	-4.3	3.7	12,164	9,551	27.4
Yukon XL	1,545	2,779	-44.4	-39.8	7,585	8,486	-10.6
GMC Total	32,589	30,160	8.1	17.1	154,582	123,791	24.9

Brand Total	221,192	222,305	-0.5	7.8	1,046,275	874,749	19.6

HUMMER Total	0	1,290	***.*	***.*	0	2,626	***.*

Pontiac Total	0	181	***.*	***.*	0	815	***.*

Saab Total	0	0	***.*	***.*	0	608	***.*

Saturn Total	0	46	***.*	***.*	0	6,343	***.*

Other Brand Total	0	1,517	***.*	***.*	0	10,392	***.*

GM Vehicle Total	221,192	223,822	-1.2	7.1	1,046,275	885,141	18.2

Sales Reporting and Data Management	Page 2 of 2